Exhibit 107
EX-FILING
FEES
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Sun Life Financial Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be paid	Equity	Common Shares (1)	457(h)	1,000,000	$58.425 (2)	$58,425,000	0.0001531	$8,944.87

	Total Offering Amounts					$58,425,000		$8,944.87

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$8,944.87

(1)
Common shares of Sun Life Financial Inc. (the “
Common Shares
”) that will be available for purchase under the Sun Life Financial (U.S.) Services Company, Inc. Employee Stock Purchase Plan or the Sun Life Investments LLC Employee Stock Purchase Plan (the “
ESPPs
”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “
Securities Act
”), the number of Common Shares registered hereby is subject to adjustment to prevent dilution by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of the outstanding Common Shares.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee for Common Shares to be purchased pursuant to the ESPPs, based on the average of the high and low prices reported for a Common Share on the New York Stock Exchange on February 11, 2025, which was US$58.43 per share.